Exhibit 99.1


Dolby Laboratories Reports FY 2007 Fourth Quarter and Year-End Results

          Fiscal 2007 Revenue Grows 23 Percent Year-Over-Year


    SAN FRANCISCO--(BUSINESS WIRE)--Nov. 8, 2007--Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for the fourth quarter and fiscal year ended September 28, 2007.

    For the fourth quarter, Dolby reported total revenue of $129.0 million, compared to $102.1 million for the fourth quarter of fiscal 2006, an increase of 26 percent. Fourth quarter net income was $44.2 million, or $0.39 per diluted share, compared to $25.2 million, or $0.22 per diluted share, for the fourth quarter of fiscal 2006.

    For fiscal year 2007, Dolby reported total revenue of $482.0 million, compared to $391.5 million for fiscal year 2006, an increase of 23 percent. Net income for fiscal year 2007 was $142.8 million, or $1.26 per diluted share, compared to $89.5 million, or $0.80 per diluted share, for fiscal year 2006.

    Net income for the fourth quarter of fiscal 2007 reflected stock-based compensation expense of $5.1 million compared to $4.2 million for the fourth quarter of fiscal 2006. Net income for fiscal 2007 reflected $19.8 million of stock-based compensation expense, compared with $19.1 million for fiscal 2006.

    "I am very pleased with the hard work by the Dolby team in fiscal 2007. We finished the year with increased profitability, a strong position across our core markets, and with progress in our new initiatives, such as mobile, digital cinema, and video," said Bill Jasper, President and Chief Executive Officer, Dolby Laboratories. "In addition, we continue to position ourselves for the future. Today, we entered into a definitive agreement to acquire Coding Technologies, a privately held provider of audio compression technologies for the mobile, digital broadcast, and Internet markets."

    Guidance

    Dolby expects fiscal 2008 revenue to be $560 million to $600 million, which includes approximately $20 million in anticipated licensing revenue from Coding Technologies. Net income is expected to be $148 million to $160 million. Earnings per diluted share are expected to be $1.27 to $1.37. While under FAS 123R, stock-based compensation expense may vary based on factors such as stock price or volatility, Dolby expects stock-based compensation expense for the full year to be $18 million to $20 million. In addition, Dolby expects charges related to the amortization of intangibles for fiscal 2008 to be approximately $13 million, compared to $3.3 million in fiscal 2007.

    The Company's Conference Call Information

    Members of Dolby management will lead a conference call open to all interested parties to discuss Dolby Laboratories' Q4 and fiscal 2007 year-end financial results at 2:00 p.m. PT/5:00 p.m. ET, Thursday, November 8, 2007.

    Access to the teleconference will be available over the Internet from http://investor.dolby.com/medialist.cfm or by dialing
888-715-1397. International callers can access the conference call at 913-312-1438.

    A replay of the call will be available beginning at 5:00 p.m. PT on November 8, 2007 until 9:00 p.m. PT on November 15, 2007 at
888-203-1112 (international callers can access the replay by dialing 719-457-0820) using confirmation code 8475752. An archived version of the teleconference will also be available on www.dolby.com.

    Forward-Looking Statements

    Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue, including revenue generated by Coding Technologies, net income, earnings per diluted share, stock-based compensation expense and charges relating to the amortization of intangibles for the fiscal year ending September 26, 2008 and Dolby's progress in new initiatives, including mobile, digital cinema, and video, and Dolby's positioning for the future, including its acquisition of Coding Technologies, and the benefits, including long-term growth opportunities, that may be derived therefrom are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends in the markets in which Dolby operates, including the DVD, broadcast, personal computer, gaming, mobile, or portable device markets, and trends relating to the development of additional and newer markets for Dolby technologies; pricing pressures; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby's accuracy of calculation of royalties due to its licensors; Dolby's ability to develop, maintain, and strengthen relationships with industry participants; Dolby's ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with conducting business in China and other countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the health of the motion picture industry generally; the development and growth of the market for digital cinema and Dolby's ability to successfully penetrate this market; Dolby's ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery, by acquiring and successfully integrating businesses or technologies, including Coding Technologies; and other risks detailed in Dolby's Securities and Exchange Commission filings and reports, including the risks identified under the section captioned "Risk Factors" in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

    About Dolby Laboratories

    Dolby Laboratories (NYSE:DLB) develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For more than four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. For more information about Dolby Laboratories or Dolby(R) technologies, please visit www.dolby.com.

    Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S07/18926 DLB-F



                       DOLBY LABORATORIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                              Fiscal Quarter Ended  Fiscal Year Ended
                              -------------------- -------------------
                              September  September September September
                                  29,       28,       29,       28,
                                 2006       2007      2006      2007
                              ---------- --------- --------- ---------
                                            (unaudited)
                              (in thousands, except per share amounts)
Revenue:
  Licensing                    $ 80,360  $103,305  $301,663  $387,117
  Product sales                  14,839    19,617    65,413    67,487
  Services                        6,944     6,041    24,466    27,424
                              ---------- --------- --------- ---------
   Total revenue                102,143   128,963   391,542   482,028
                              ---------- --------- --------- ---------

Cost of revenue:
  Cost of licensing               7,101     2,151    26,887    28,438
  Cost of product sales (1)       8,733     9,978    38,487    34,497
  Cost of services (1)            2,755     2,860    10,668    11,330
                              ---------- --------- --------- ---------
    Total cost of revenue        18,589    14,989    76,042    74,265
                              ---------- --------- --------- ---------
Gross margin                     83,554   113,974   315,500   407,763
                              ---------- --------- --------- ---------
Operating expenses:
  Selling, general and
   administrative (1)            40,567    50,536   154,165   178,802
  Research and development
   (1)                            9,964    12,459    35,377    44,109
  Gain on settlements            (3,625)     (250)   (3,625)   (2,100)
                              ---------- --------- --------- ---------
    Total operating expenses     46,906    62,745   185,917   220,811
                              ---------- --------- --------- ---------
Operating income                 36,648    51,229   129,583   186,952
Other income, net                 4,741     5,346    17,054    22,464
                              ---------- --------- --------- ---------
Income before provision for
 income taxes and controlling
 interest                        41,389    56,575   146,637   209,416
Provision for income taxes       15,917    12,064    55,833    65,131
                              ---------- --------- --------- ---------
Income before controlling
 interest                        25,472    44,511    90,804   144,285
Controlling interest in net
 income                            (255)     (353)   (1,255)   (1,454)
                              ---------- --------- --------- ---------
Net income                     $ 25,217  $ 44,158  $ 89,549  $142,831
                              ========== ========= ========= =========


Basic earnings per share       $   0.24  $   0.40  $   0.85  $   1.31
Diluted earnings per share     $   0.22  $   0.39  $   0.80  $   1.26

Weighted-average shares
 outstanding (basic)            106,964   110,112   105,688   109,202
Weighted-average shares
 outstanding (diluted)          112,150   114,118   111,658   113,573


(1) Stock-based compensation
 included above was
 classified as follows:
  Cost of product sales        $    201  $    232  $    800  $    911
  Cost of services                  128        41       513       148
  Selling, general and
   administrative                 3,146     3,875    15,087    15,334
  Research and development          723       936     2,738     3,448




                       DOLBY LABORATORIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                           September 29, September 28,
                                                2006          2007
                                           ------------- -------------
                                                   (unaudited)
                                                 (in thousands)
                  ASSETS
Current assets:
  Cash and cash equivalents                $     363,537 $     368,467
  Short-term investments                         122,162       231,217
  Accounts receivable, net                        23,550        28,165
  Inventories                                     11,104        14,883
  Deferred income taxes                           44,568        73,686
  Prepaid expenses and other current
   assets                                          7,711        17,000
                                           ------------- -------------
    Total current assets                         572,632       733,418

Property, plant and equipment, net                76,995        85,552
Intangible assets, net                            14,954        35,389
Goodwill                                          23,188        39,364
Long-term investments                             32,909        73,224
Long-term deferred income taxes                   11,100        12,393
Other assets                                       7,510        12,357
                                           ------------- -------------
    Total assets                           $     739,288 $     991,697
                                           ============= =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities        79,336       119,068
  Income taxes payable                             5,719         9,051
  Current portion of debt                          1,441         1,563
  Deferred revenue                                 6,358        13,522
                                           ------------- -------------
    Total current liabilities                     92,854       143,204

Long-term debt                                    10,893         9,691
Long-term deferred revenue                         4,563         5,073
Other non-current liabilities                     16,779        14,294
                                           ------------- -------------
    Total liabilities                            125,089       172,262

Controlling interest                              19,911        22,279
Stockholders' equity:
  Class A common stock                                37            49
  Class B common stock                                70            61
  Additional paid-in capital                     323,449       375,830
  Retained earnings                              266,918       409,749
  Accumulated other comprehensive income           3,814        11,467
                                           ------------- -------------
    Total stockholders' equity                   594,288       797,156
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                                $     739,288 $     991,697
                                           ============= =============



    CONTACT: Dolby Laboratories
             Alex Hughes, 415-645-4572 (Investors)
             investor@dolby.com
             Paula Dunn, 415-645-5000 (Media)
             news@dolby.com